Exhibit 5.1

March 23, 2012

811 Main Street, Suite 3700

Houston, TX 77002

Tel: +1.713.546.5400 Fax: +1.713.546.5401

www.lw.com

FIRM / AFFILIATE OFFICES

Abu Dhabi         Moscow

Barcelona           Munich

Beijing                New Jersey

Boston                New York

Brussels              Orange County

Chicago               Paris

Doha                    Riyadh

Dubai                   Rome

Frankfurt             San Diego

Hamburg             San Francisco

Hong Kong         Shanghai

Houston               Silicon Valley

London               Singapore

Los Angeles       Tokyo

Madrid               Washington, D.C.

Milan

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, TX 75201

Re:	Registration Statement No. 333-163424; Issuance of 12,650,000 common units representing limited partner interests

Ladies and Gentlemen:

We have acted as special counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of 12,650,000 common units representing limited partner interests in the Partnership (including 1,650,000 common units issued pursuant to an option to purchase additional common units granted to the underwriters by the Partnership) (the “Units”). The Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 1, 2009 (Registration No. 333-163424) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus Supplement dated March 20, 2012 to the Prospectus dated December 1, 2009 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership’s general partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Partnership against payment therefor in the circumstances contemplated by the underwriting agreement filed as an exhibit to the Partnership’s Current Report on Form 8-K filed with the

March 23, 2012

Commission on March 23, 2012 and the Prospectus, the issue and sale of the Units will have been duly authorized by all necessary limited partnership action of the Partnership, and the Units will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated March 23, 2012 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP